EXHIBIT 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, amending that certain Employment Agreement between i2 Telecom International, Inc., a Delaware corporation and its wholly-owned subsidiaries, hereinafter referred to as the “Company” or the “Employer,” and Paul R. Arena, hereinafter referred to as the “Employee,” is made and entered into and is effective as of June 1, 2003.

W I T N E S S E T H :

WHEREAS, Company and the Employee have heretofore entered into that certain Employment Agreement dated June 1, 2002, hereinafter referred to as “the Agreement”; and

WHEREAS, the parties hereto are desirous of amending certain portions of the Agreement in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained from one party to the other, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Paragraph 5(a), “Compensation,” is hereby amended in its entirety to read as follows:

(a) As full compensation (“Base Salary”) for the performance of his duties on behalf of Employer, Employee shall be compensated as follows:

(i) Base Salary. Employer is currently paying Employee a base salary of Thirteen Thousand Dollars ($13,000.00) per annum, payable bi-weekly. The Employer shall pay Employee a base salary of Two Hundred Six Thousand Two-Hundred and Fifty Dollars ($206,250.00) per annum; payable bi-weekly beginning December 28, 2003. The Employer and Employee agree when positive cash flow from operations to the Company has been achieved, Employer will pay the Employee a base salary of Two Hundred Seventy-five Thousand Dollars ($275,000.00) per annum, payable bi-weekly. Future salary increases will be subject to mutual agreement in accordance with job performance.

Directors may consider other meritorious adjustments in compensation or a bonus under appropriate circumstance including the conception of valuable or unique inventions, processes, discoveries or improvements capable of profitable exploitation.

(ii) Stock Appreciation Rights. Employee has been on a reduced salary of approximately $1,000 per month, which is the required minimum to generate health insurance coverage. From the period of October 1, 2002, through April 30, 2003, the balance of Employee’s base salary, or approximately $11,500.00 per month, has been applied toward Stock Appreciation Rights, (“SARs”) at an agreed upon price of $1,875 per Right (the “Conversion Rate”); i.e. each $1,875.00 of salary due to Employee would equate into 1,000 SARs. The Board of Directors of the Company have adopted to make the SAR Plan effective as of October 1, 2002. Further, effective

May 1, 2003, it was agreed that the Conversion Rate will be $3.00 per Right. Any shortfall to the Employee’s base salary beginning June 1, 2003, below $275,000.00 per annum will be applied to SARs at the rate of $3.00 per Right until July 1, 2003, at which time the price will increase to $4.00 per Right until a further change is mutually agreed upon by the Employee and Employer.

(iii) Performance Bonus. Upon the establishment of the Employer’s proposed Performance Profit Sharing Plan (the “Plan”), Employee shall receive a performance bonus percentage of the pre-tax profit generated from the Employer (“additional compensation”) as shall be determined by the Board of Directors of i2 Telecom International, Inc.

(iv) Incentive Stock Option. Employee shall also receive stock options under Employer’s i2 Telecom International, Inc., Incentive Stock Option Plan in formation or such other Incentive Stock Option Plan then in existence (the “ISO Plan”) to purchase shares of i2 Telecom International, Inc. Common Stock. The number of options to be issued to Employee will be set forth by the i2 Telecom International, Inc. Board of Directors from time to time at their sole discretion.

(v) Principals’ Options. Employee shall be eligible to receive options to purchase the Company’s Common Stock from the Company’s Incentive Stock Option Plan (the “ISO Plan”), to be determined by the Company’s Board of Directors from time to time. Employee has been granted 200,000 options to purchase shares of Common Stock of the Company exercisable at $3.00 per share for a period of five years. The options shall vest under the following criteria (the “Performance Criteria”). The criteria are as follows:

1)	100,000 options are vested if:

a)	the Company has raised a minimum of $5 million of equity and achieved net revenues of $ 10 million with break-even net pre-tax profit during the first fifteen months of operations;

100,000	options are vested if:

b)	the Company has achieved net revenues of $25 million with net pre-tax profits equaling 10% of net revenues during the second fiscal twelve months of operations.

2)	These options shall be fully vested if the Company achieves net revenues of $25 million with net pre-tax profits equaling 13% of net revenues during any twelve month fiscal period within first thirty-nine months of operations.

3)	For the purposes of this section, Operations will be defined as the first fifteen months which shall begin January 31, 2003, and end May 1, 2004, the second twelve month fiscal period ending May 1,2005; and the third twelve month fiscal period ending May 1, 2006.

In the event the Employee is terminated by Employer subsequent to a merger, acquisition or sale transaction by the Employer, (“the Trigger Event”), then any stock, options or similar securities held beneficially by the Employee shall automatically become 75% vested and the Employee shall be entitled to an additional number of options equal to 30% of the Employee’s total ISO position at the time of the Trigger Event. Such additional shares shall be priced at the then prevailing value of the Common Stock vested as determined by the Company’s Board of Directors.

(vi) Stock Ownership. The Employee has been issued 100,000 common shares of i2 Telecom International, Inc. at $.01 each, with Fifty-Percent (50%) already earned and issued and Fifty-Percent (50%) which vested after the completion of the Employee’s first year of employment, which shares are currently held in an escrow account until December 31, 2003.

2. All other provisions of the above-referenced Contract not amended hereby shall remain in full force and effect, unaltered by this Amendment.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

On Behalf of Employer:

i2 TELECOM INTERNATIONAL. INC.

By:	/s/ BERNARD R. KOSSAR

Bernard R. Kossar, Chairman of Executive Committee

/s/ PAUL R. ARENA

Paul R. Arena, Employee